Exhibit 99.1

MEDIA CONTACT:	INVESTOR CONTACT:
Gerard Laurain	Jim Polson:
(312) 384-8041	1-866-268-4744

Neutral Tandem Announces First Quarter 2010 Financial Results

First Quarter 2010 Highlights

•	Revenue of $44.8 million, an increase of 17.2% from $38.2 million in Q1’09

•	Pretax income of $14.3 million, consistent with Q1’09

•	Net income of $8.5 million, down 6.4% from $9.0 million for Q1’09

•	Adjusted EBITDA (as defined below) of $20.6 million, an increase of 7.8% from $19.1 million in Q1’09

•	Billed minutes of 24.7 billion, an increase of 25.7% over Q1’09

CHICAGO, May 5, 2010 – Neutral Tandem, Inc. (NASDAQ: TNDM), a leading provider of tandem interconnection services, today announced its first quarter 2010 financial results.

“We continue to face pressures due to competition and the general business conditions facing our customer base” said Rian Wren, President and Chief Executive Officer of Neutral Tandem. “As a result, we currently believe that our full year financial results will be towards the lower end of the estimates we announced on February 16, 2010. Despite these headwinds, we believe our position as the leading provider of tandem interconnection services coupled with our strong balance sheet, will allow us respond to these challenges while we continue with our plans to diversify our revenue stream, including through our new Ethernet eXchange offering.”

First Quarter Results

Revenue increased 17.2% to $44.8 million for the three months ended March 31, 2010, compared to $38.2 million during the three months ended March 31, 2009. The increase in first quarter 2010 revenue was primarily related to an increase in the number of minutes carried over our network as compared to the first quarter of 2009.

Billed minutes increased 25.7% to 24.7 billion minutes for the three months ended March 31, 2010, compared to 19.7 billion minutes for the three months ended March 31, 2009.

Network and facilities expenses for the three months ended March 31, 2010 were $14.4 million, compared to $11.5 million for the three months ended March 31, 2009. This increase was largely due to greater traffic volumes carried over our network and an increase in the number of markets in which we operate. Combined operating expenses consisting of Operations, Sales and

Marketing, and General and Administrative expenses were $12.4 million for the three months ended March 31, 2010, compared to $8.9 million for the three months ended March 31, 2009. The increase primarily resulted from higher employee expenses, including additional headcount, as well as increased professional expenses.

Income from operations for the three months ended March 31, 2010 was $14.1 million, or 31.5% of revenue, compared to $13.9 million for the three months ended March 31, 2009, or 36.4% of revenue.

Pretax income for the three months ended March 31, 2010 was $14.3 million, even with pretax income of $14.3 million for the three months ended March 31, 2009.

Income tax expense for the three months ended March 31, 2010 was $5.8 million, compared to $5.3 million for the three months ended March 31, 2009. The effective tax rate for the three months ended March 31, 2010 was approximately 40.8% compared to an effective tax rate of approximately 36.8% for the three months ended March 31, 2009. The increased tax rate during the first quarter 2010 is related to our establishment of a valuation allowance against deferred tax assets associated with state tax credits.

Net income for the three months ended March 31, 2010 was $8.5 million, or $0.25 per diluted share, compared to $9.0 million, or $0.27 per diluted share, for the three months ended March 31, 2009. The decrease was primarily due to increased network expense, employee expenses, professional fees and taxes.

Adjusted EBITDA, a non-GAAP financial measure, for the three months ended March 31, 2010 was $20.6 million, up 7.8% compared to $19.1 million for the three months ended March 31, 2009. Adjusted EBITDA margin, a non-GAAP financial measure, for the three months ended March 31, 2010 was 45.9%, down from 50.0% for the three months ended March 31, 2009. The decrease in Adjusted EBITDA margin was primarily related to higher professional fees and network expenses. See “Use of Non-GAAP Financial Measures” below for a discussion of the presentation of Adjusted EBITDA and a reconciliation to net income.

We expanded our footprint by commencing operations in 9 new markets for the three months ended March 31, 2010. We operated in 146 markets as of March 31, 2010, as compared to 109 markets as of March 31, 2009.

As of March 31, 2010, we completed 38.2% of our $25.0 million share repurchase program we announced on February 16, 2010, after repurchasing 605,449 shares during the first quarter 2010 at an average purchase price of $15.78 per share. These shares were retired in March 2010.

Conference Call & Web Cast

The first quarter conference call will be held on Wednesday, May 5, 2010 at 10:00 a.m. (ET). A live web cast of the conference call as well as a replay will be available online on the company’s corporate web site at www.neutraltandem.com. Participants can also access the call by dialing 877-941-8632 (within the United States and Canada), or 480-629-9821 (international callers). A replay of the call will be available approximately two hours after the call has ended and will be available until 11:59 p.m. (ET) on Saturday, June 5, 2010. To access the replay, dial 800-406-7325 (within the United States and Canada), or 303-590-3030 (international callers) and enter the conference ID number: 4285147#.

Cautions Concerning Forward Looking Statements

This press release contains “forward-looking statements” that involve risks and uncertainties, as well as assumptions that, if they never materialize or prove incorrect, could cause our actual results to differ materially from those expressed or implied by such forward-looking statements. Such forward-looking statements include any expectations relating to earnings, revenues or other financial items; any statements of the plans, strategies and objectives of management for future operations; factors that may affect our operating results; statements concerning new products or services; statements related to future capital expenditures; statements related to future economic conditions or performance; statements as to industry trends and other matters that do not relate strictly to historical facts or statements of assumptions underlying any of the foregoing. These statements are often identified by the use of words such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” or “will,” and similar expressions or variations. These statements are based on the beliefs and assumptions of our management based on information currently available to them. Such forward-looking statements are subject to risks, uncertainties and other factors that could cause actual results and the timing of certain events to differ materially from future results expressed or implied by such forward-looking statements. Factors that might cause such differences include, but are not limited to: the impact of current and future regulation affecting the telecommunications industry; the effects of competition, including direct connects; the ability to develop and provide new services; technological developments; natural or man-made disasters; the impact of current or future litigation; the ability to attract, develop and retain executives and other qualified employees; the ability to obtain and protect intellectual property rights; changes in general economic or market conditions; and other important factors included in our reports filed with the Securities and Exchange Commission, particularly in the “Risk Factors” section of our Annual Report on Form 10-K for the period ended December 31, 2009, as such Risk Factors may be updated from time to time in subsequent reports. Furthermore, such forward-looking statements speak only as of the date of this press release. We undertake no obligation to update any forward-looking statements to reflect events or circumstances after the date of such statements.

About Neutral Tandem, Inc.

Headquartered in Chicago, Neutral Tandem, Inc. is a leading provider of tandem interconnection services to wireless, wireline, cable and broadband telephony companies. Neutral Tandem’s solutions build redundancy, security and operational efficiencies into the nation’s telecommunications infrastructure. As of March 31, 2010, Neutral Tandem was capable of connecting approximately 488.1 million telephone numbers assigned to carriers. Telephone numbers assigned to a carrier may not necessarily be assigned to, and in use by, an end user. Please visit Neutral Tandem’s website at: www.neutraltandem.com.

The condensed consolidated statements of income, balance sheets and statements of cash flows are unaudited and subject to reclassification.

NEUTRAL TANDEM, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended March 31,
	2010	2009

Revenue	$44,829	$38,249

Operating expense:
Network and facilities expense (excluding depreciation and amortization)	14,361	11,462
Operations	5,521	4,955
Sales and marketing	510	524
General and administrative	6,400	3,389
Depreciation and amortization	3,948	4,041
Gain on disposal of fixed assets	(45)	(25)

Total operating expense	30,695	24,346

Income from operations	14,134	13,903

Other (income) expense:
Interest expense, including debt discount of $0 and $22, respectively	4	133
Interest income	(54)	(291)
Other (income) expense	(125)	(242)

Total other (income) expense	(175)	(400)

Income before income taxes	14,309	14,303
Provision for income taxes	5,840	5,259

Net income	$8,469	$9,044

Net income per share:
Basic	$0.25	$0.28

Diluted	$0.25	$0.27

Weighted average number of shares outstanding:
Basic	33,390	32,529

Diluted	33,852	33,533

NEUTRAL TANDEM, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except share and per share amounts)

(Unaudited)

	March 31, 2010	December 31, 2009

ASSETS
Current assets:
Cash and cash equivalents	$171,107	$161,411
Receivables	21,229	24,836
Deferred income taxes-current	980	800
Other current assets	15,801	18,912

Total current assets	209,117	205,959
Property and equipment—net	48,354	49,679
Restricted cash	903	440
Other assets	511	512

Total assets	$258,885	$256,590

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,421	$1,235
Accrued liabilities:
Taxes payable	3,706	429
Circuit cost	3,266	4,012
Rent	1,058	1,073
Payroll and related items	1,829	1,914
Other	2,326	2,704
Current installments of long-term debt	—	235

Total current liabilities	13,606	11,602
Deferred income taxes-noncurrent	3,075	4,157

Total liabilities	16,681	15,759

Shareholders’ equity:
Preferred stock—par value of $.001; 50,000,000 authorized shares; no shares issued and outstanding at March 31, 2010 and December 31, 2009	—	—
Common stock—par value of $.001; 150,000,000 authorized shares; 33,031,977 shares and 33,628,501 shares issued and outstanding at March 31, 2010 and December 31, 2009, respectively	33	34
Additional paid-in capital	164,286	171,381
Retained earnings	77,885	69,416

Total shareholders’ equity	242,204	240,831

Total liabilities and shareholders’ equity	$258,885	$256,590

NEUTRAL TANDEM, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Three Months Ended March 31,
	2010	2009
Cash Flows From Operating Activities:
Net income	$8,469	$9,044
Adjustments to reconcile net cash flows from operating activities:
Depreciation and amortization	3,948	4,041
Deferred income taxes	(1,262)	35
Gain on disposal of fixed assets	(45)	(25)
Non-cash share-based compensation	2,391	921
Amortization of debt discount	—	22
Changes in fair value of ARS	(65)	(433)
Changes in fair value of ARS rights	(60)	191
Excess tax benefit associated with stock option exercise	(54)	(2,781)
Changes in assets and liabilities:
Receivables	3,607	(609)
Other current assets	(114)	549
Other noncurrent assets	1	75
Accounts payable	117	206
Accrued liabilities	2,107	5,644

Net cash flows from operating activities	19,040	16,880

Cash Flows From Investing Activities:
Purchase of equipment	(2,555)	(1,000)
Proceeds from sale of equipment	46	27
Increase in restricted cash	(463)	—
Proceeds from the redemption of ARS	3,350	—

Net cash flows from investing activities	378	(973)

Cash Flows From Financing Activities:
Proceeds from the issuance of common shares associated with stock option exercise	15	416
Excess tax benefit associated with stock option exercise	54	2,781
Payments made for repurchase of common stock	(9,556)	—
Principal payments on long-term debt	(235)	(882)

Net cash flows from financing activities	(9,722)	2,315

Net Increase In Cash And Cash Equivalents	9,696	18,222
Cash And Cash Equivalents—Beginning	161,411	110,414

Cash And Cash Equivalents—End	$171,107	$128,636

Supplemental Disclosure Of Cash Flow Information:
Cash paid for interest	$242	$69

Cash paid for taxes	$1,595	$198

Supplemental Disclosure Of Noncash Flow Items:
Investing Activity—Accrued purchases of equipment	$1,115	$1,041

Use of Non-GAAP Financial Measures

In this press release we disclose “Adjusted EBITDA”, which is a non-GAAP financial measure. For purposes of SEC rules, a non-GAAP financial measure is a numerical measure of a company’s performance, financial position, or cash flows that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure, calculated and prepared in accordance with generally accepted accounting principles in the United Sates (GAAP).

EBITDA is defined as net income before (a) interest expense, net (b) income tax expense and (c) depreciation and amortization. Adjusted EBITDA is defined as EBITDA as further adjusted to eliminate non-cash share-based compensation. We believe that the presentation of Adjusted EBITDA included in this press release provides useful information to investors regarding our results of operations because it assists in analyzing and benchmarking the performance and value of our business. We believe that presenting Adjusted EBITDA facilitates company-to-company operating performance comparisons of companies within the same or similar industries by backing out differences caused by variations in capital structure, taxation and depreciation of facilities and equipment (affecting relative depreciation expense), which may vary for different companies for reasons unrelated to operating performance. These measures provide an assessment of controllable operating expenses and afford management the ability to make decisions which are expected to facilitate meeting current financial goals as well as achieve optimal financial performance. They provide an indicator for management to determine if adjustments to current spending decisions are needed. Furthermore, we believe that the presentation of Adjusted EBITDA has economic substance because it provides important insight into our profitability trends, as a component of net income, and allows management and investors to analyze operating results with and without the impact of depreciation and amortization, interest and income tax expense and non-cash share-based compensation. Accordingly, these metrics measure our financial performance based on operational factors that management can impact in the short-term, namely the operational cost structure and expenses of our business. In addition, we believe Adjusted EBITDA is used by securities analysts, investors and other interested parties in evaluating companies, many of which present an EBITDA measure when reporting their results. Although we use Adjusted EBITDA as a financial measure to assess the performance of our business, the use of Adjusted EBITDA is limited because it does not include certain material costs, such as depreciation, amortization and interest, necessary to operate our business. We disclose the reconciliation between EBITDA and Adjusted EBITDA and net income below to compensate for this limitation. While we use net income as a significant measure of profitability, we also believe that Adjusted EBITDA, when presented along with net income, provides balanced disclosure which, for the reasons set forth above, is useful to investors in evaluating our operating performance and profitability. Adjusted EBITDA included in this press release should be considered in addition to, and not as a substitute for, net income as calculated in accordance with generally accepted accounting principles as a measure of performance.

The following is a reconciliation of net income to EBITDA and Adjusted EBITDA:

NEUTRAL TANDEM, INC. AND SUBSIDIARIES

Reconciliation of Non-GAAP Financial Measures to GAAP Financial Measures

(Unaudited)

(Dollars in thousands)

	Three Months Ended March 31,
	2010	2009	2010 (1)

Net income	$8,469	$9,044	$39,500
Interest expense (income), net	(50)	(158)	(500)
Provision for income taxes	5,840	5,259	22,000
Depreciation and amortization	3,948	4,041	16,500

EBITDA	$18,207	$18,186	$77,500
Non-cash share-based compensation	2,391	921	11,000

Adjusted EBITDA	$20,598	$19,107	$88,500

(1)	The amounts express in this column are based on current estimates as of the date of this press release. This reconciliation is based on the midpoint of the range of financial estimates announced by the company on February 16, 2010.